Exhibit 10.3

QUANTUM CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

     Quantum Corporation (the “Company”) hereby grants you, [NAME OF EMPLOYEE] (the “Employee”), the number of Restricted Stock Units under the Company's 1993 Long-Term Incentive Plan (the “Plan”) indicated below.  Subject to the provisions of Appendix A and of the Plan, the principal features of this award are as follows:

Number of Restricted Stock Units: [NUMBER]
Scheduled Vesting Dates:	Number of Units:
[DATE]	[NUMBER]
[DATE]	[NUMBER]
[DATE]	[NUMBER]

Termination Date: [DATE]

IMPORTANT:

     Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan.  For example, important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in Paragraphs 3 through 5 of Appendix A.  Especially, you consent that the Company may use and transfer your personal information as described in Section 14 of the Agreement.  PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS GRANT.

QUANTUM CORPORATION	EMPLOYEE

[Name] [Title]	[Name]
Date: , 2006	Date: , 2006

APPENDIX A - TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1.      Grant.  The Company hereby grants to the Employee under the Plan the number of Restricted Stock Units indicated on the first page of this Agreement, subject to the terms and conditions set forth in this Agreement and the Plan.

2.      Company’s Obligation to Pay.  On any date, a Restricted Stock Unit has a value equal to the Fair Market Value of one Share.  Unless and until the Restricted Stock Units have vested in accordance with the Vesting Schedule set forth on the first page of this Agreement, the Employee will have no right to payment of the Restricted Stock Units.  Prior to actual payment of any vested Restricted Stock Units, Restricted Stock Units represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

3.      Vesting Schedule.  Except as provided in paragraph 4, and subject to paragraph 5, the Restricted Stock Units subject to this grant will vest as to the number of Restricted Stock Units, and on the dates shown, on the first page of this Agreement, but in each case, only if the Employee’s Continuous Status as an Employee has not been interrupted.

4.      Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of all or a portion of the Restricted Stock Units at any time, subject to the terms of the Plan.  If so accelerated, such Restricted Stock Units will be considered as having been earned (vested) as of the date specified by the Administrator. If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth on the first page of this Agreement (whether or not the Employee remains employed by the Company or by one of its Subsidiaries as of such date(s)).

5.      Forfeiture.  Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 3 or 4 will be forfeited and cancelled automatically on the first to occur of (a) the date the Employee’s Continuous Status as an Employee is interrupted or (b) the Termination Date set forth on first page of this Agreement.

6.      Payment after Vesting.  Restricted Stock Units that vest will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares as soon as practicable following the date of vesting.  Notwithstanding the foregoing, and if permitted by the Administrator, the Employee may elect to defer the payout of vested Restricted Stock Units by properly completing and submitting a Restricted Stock Unit Deferral Election to the Company in accordance with the directions on the Election form.  Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any Restricted Stock Units that vest in accordance with paragraph 4 will be paid to the Employee no earlier than six (6) months and one (1) day following the date the Employee’s Continuous Status as an Employee is interrupted.

7.      Death of the Employee.  Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8.      Withholding of Taxes.  The Company may withhold a portion of the payment due with respect to vested Restricted Stock Units that has an aggregate market value sufficient to pay the federal, state and local income, employment and any other applicable taxes required to be withheld by the Company.  Notwithstanding any contrary provision of this Agreement, no payment will be made to the Employee (or his or her estate) for Restricted Stock Units unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Employee with respect to the payment of any income and other taxes that the Company determines must be withheld or collected with respect to the Employee’s vested Restricted Stock Units.  In addition, the Employee agrees that the Company may withhold from amounts otherwise due to the Employee, including Employee’s salary, to the extent necessary to satisfy any withholding obligation that may arise with respect to the Restricted Stock Units prior to payment of vested Restricted Stock Units.

9.      Rights as Stockholder.  Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee.  Except as provided in paragraph 11, after such issuance, recordation, and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10.     No Effect on Employment.  The Employee's employment with the Company and its Subsidiaries is on an at‑will basis only.  Accordingly, the terms of the Employee's employment with the Company and its Subsidiaries will be determined from time to time by the Company or the Subsidiary employing the Employee (as the case may be), and the Company or the Subsidiary will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause.

11.     Changes in Shares.  In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Restricted Stock Units will be increased, reduced or otherwise changed, and by virtue of any such change the Employee will in his capacity as owner of unvested Restricted Stock Units which have been awarded to him (the “Prior Units”) be entitled to new or additional or different restricted stock units, cash, or securities (other than rights or warrants to purchase securities), such new or additional or different restricted stock units, cash, or securities will thereupon be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions which were applicable to the Prior Units pursuant to this Agreement and the Plan.  If the Employee receives rights or warrants with respect to any Prior Units, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Restricted Stock Units and will be subject to all of the conditions and restrictions which were applicable to the Prior Units pursuant to the Plan and this Agreement.  The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional units, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

12.     Address for Notices.  Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of the Company’s Stock Administration

Department, at Quantum Corporation, 1650 Technology Drive, Suite 700, San Jose, CA  95110, or at such other address as the Company may hereafter designate in writing.

13.     Grant is Not Transferable.  Except to the limited extent provided in paragraph 7 above, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14.     Data Privacy Notice.  All of Employee’s information that is described or referenced in this Agreement and the Plan may be used by the Company and its Subsidiaries and affiliates to administer and manage Employee’s participation in the Plan.  Employee understands that he or she may contact the Company’s international privacy officer if Employee needs to update or correct any of the information.  The Company will transfer this information to, and store this information in one or several of its U.S. offices.  In addition, if necessary to administer and manage Employee’s participation in the Plan, the Company may transfer to, or share this information with its Subsidiaries and affiliates and any third party agents acting on the Company’s behalf to provide services to Employee, or any other third parties or governmental agencies, as required or permitted by law or the Safe Harbor framework established by the U.S. Department of Commerce.  In particular, without limitation, the Company has engaged eTrade and any entity controlled by, controlling, or under common control with eTrade (“eTrade’s affiliates”; and together with eTrade collectively “eTrade”)  to provide brokerage services and to help administer the Company’s stock plans. eTrade is acting primarily as a data processing agent under the Company’s instructions and directions, but eTrade reserved the right to share Employee’s information with eTrade’s affiliates. Except as provided in this Section or as required or permitted by law or the Safe Harbor framework established by the U.S. Department of Commerce, the Company will not disclose Employee’s information outside the Company without Employee’s consent.

       Unless Employee notifies Company within 30 days of the grant of the Restricted Stock Units the Company may use and transfer Employee’s personal information as described in this Section 14, particularly as it concerns transfers to eTrade. Employee understands that participation in the Plan is entirely voluntary and that his or her denial of consent does not have any adverse effects other than exclusion from the Plan.

15.     Binding Agreement.  Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties hereto.

16.     Additional Conditions to Issuance of Certificates for Shares.  If at any time the Company will determine, in its discretion, that the listing, registration or qualification of Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the settlement of Restricted Stock Units pursuant to paragraph 6, such settlement will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company.  The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

17.     Plan Governs.  This Agreement is subject to all terms and provisions of the Plan.  In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.  Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

18.     Administrator Authority.  The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Employee, the Company, and all other interested persons.  No person acting as the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Agreement.

19.     Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20.     Agreement Severable.  In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21.     Modifications to the Agreement.  This Agreement constitutes the entire understanding of the parties on the subjects covered.  The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Agreement or the Plan can be made only in an express written agreement executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Employee, to comply with Section 409A of the Code or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with these Restricted Stock Units (including settlement or payment thereof).

22.     Amendment, Suspension or Termination of the Plan.  By accepting this award, the Employee expressly warrants that he or she has received a right to an equity based award under the Plan, and has received, read, and understood a description of the Plan.  The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.